Exhibit 10.5

Certain confidential information contained in this document, marked by brackets and asterisk, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because it (i) is not material and (ii) would be competitively harmful if publicly disclosed

Consulting Agreement

This Consulting Agreement, dated effective on June 16, 2024 (“Agreement”), is made and entered into by and between Pharma Two B Ltd., a company incorporated under the laws of the state of Israeli and having its registered office at 4 Oppenheimer St. Haogen B, Weizmann Science Park Rehovot, Israel (“Company”) and Lankry Consulting Services, [*****] (“Consultant”).

1. Services - The Company has engaged the Consultant to provide financial consulting services in connection with the Company’s potential merger transaction, and the Consultant will provide his services as described in Exhibit A (“Consulting Services”).

2. Time and Availability – Consultancy services shall be provided personally by Shai Lankry. The Services will be provided for three (3) Work Days per week (which reflect 60% of full-time monthly capacity). Consultant shall make reasonable efforts to provide the consulting services in a timely manner giving due regard to the needs of the Company’s business.

3. Confidentiality - In order for Consultant to perform the Consulting Services, it may be necessary for the Company to provide Consultant with Confidential Information (as defined in the non disclosure agreement executed by the Parties on June 15, 2024 “CDA”) regarding the Company’s business and products; such CDA is incorporated in this Agreement by reference.

4. Standard of Conduct - In rendering Consulting Services under this Agreement, Consultant shall conform to high professional standards of work and business ethics. In no event shall Consultant take any action or accept any assistance or engage in any activity that would result in any university, governmental body, research institute or other person, entity or organization, acquiring any rights of any nature, in the results of any work performed by or for the Company.

5. Outside Services - Consultant shall not use the service of any other person, entity or organization in the performance of Consultant’s duties without the prior written consent of an officer of the Company. Should the Company consent to the use by Consultant of the services of any other person, entity or organization, no information regarding the services to be performed under this Agreement shall be disclosed to that person, entity or organization until such person, entity or organization has executed an agreement to protect the confidentiality of the Company’s Confidential Information (as defined below) and the Company’s absolute and complete ownership of all right, title and interest in the work performed under this Agreement.

6. Independent Contractor –

6.1	The parties hereto hereby declare and confirm that this Agreement is a Contractors Agreement within the meaning of the Israeli Contractors Law – 1974 (the “Contractors Law”), and that nothing in this Agreement shall be interpreted or construed as creating or establishing any partnership, joint venture, employment relationship, franchise or agency or any other similar relationship between the Company or any of its affiliates and the Consultant or any of his agents and employees, and it is specifically clarified that with respect to the Services, no employer-employee relationship will be formed between the Company or any of its affiliates and the Consultant or any of its agents and employees, and the Consultant is not entitled to any social or other benefits resulting from employer-employee relationship with the Company. Consultant is not authorized to speak for, represent, or obligate the Company in any manner without the prior written authorization of the CEO or the Chairperson of the board of directors of the Company.

6.2	It is hereby clarified that any right granted to the Company to instruct and/or oversee the Services provided by the Consultant is granted in order to ensure the performance of the Services in full and not to imply or justify an employer-employee relationship between the Company and the Consultant or any of his agents or employees.

6.3	In light of the above, should it be held by any competent judicial authority that the relationship between the Consultant or any of his employees or agents, and the Company (or any of its affiliates) in respect of the Services rendered by the Consultant pursuant to this Agreement is one of employer and employee, the parties agree that the “salary” that the Consultant would be entitled to as an “employee” (including for the purpose of social security and social benefits) for the provision of the Services within the framework of this Agreement, shall be 60% of the average monthly Consulting Fee (the “Agreed Employee Compensation”).

6.4	The Consultant will be obligated to return to the Company all surplus payments that the Company pays beyond the Agreed Employee Compensation (the “Surplus Sum”), on the day that a demand and/or claim which contradicts this Agreement is filed or on the day that a decision under Section Error! Reference source not found. is made, pursuant to which it is claimed or decided that the Consultant is a salaried employee of the Company.

6.5	The Company will be entitled to deduct from and set off against amounts due to the Consultant pursuant to this Agreement and/or pursuant to any other agreement, law, or otherwise, any amounts, which the Consultant is required to pay the Company pursuant to this Agreement (including the Surplus Sum), any other agreement, any law, or otherwise.

7. Taxes - Consultant shall be responsible for all taxes arising from any amounts paid under this Agreement and shall be responsible for all payroll taxes and fringe benefits of Consultant’s employees. Any amount due to the Consultant shale be subject to withholding tax at the rate as provided by the double tax treaty between the U.S. and Israel. To the extent that any such taxes may be imposed upon the Company, the Company may deduct such amounts from any payments due to the Consultant hereunder. The Company shall be entitled to withhold and deduct from payments due to the Consultant hereunder any and all amounts as may be required from time to time under any applicable law. The Consultant hereby releases and forever discharges the Company and its affiliates, from any and all claims, which he ever had, now has, or may claim to have against the Company and/or its affiliates in connection with the existence of any employer - employee relationship between Company or any of its affiliates and Consultant or any of his agents and employees.

8. Benefits - Consultant and Consultant’s employees will not be eligible for, and shall not participate in, any employee pension, health, welfare, or other fringe benefit plan, of the Company. No workers’ compensation insurance shall be obtained by Company covering Consultant or Consultant’s employees. The Consultant shall bear and/or defend, indemnify and hold the Company, or any third party on its behalf, harmless from and against all claims, damages, losses and expenses, including reasonable fees and expenses of attorneys and other professionals, upon receipt of demand (i) relating to any obligation, future or past, imposed upon the Company to pay any withholding tax payments regarding the Services, social security, unemployment or disability insurance or similar terms in connection with compensation received by Consultant or which are based upon a stipulation by a competent judicial authority that an employer - employee relationship was created between the Company or its affiliates and the Consultant; and (ii) resulting from any act, omission or negligence on Consultant’s or any of his/her employees’ part in the performance or failure to perform the scope of work under this Agreement.

9. Compensation - The Company shall pay to Consultant for the Services the compensation detailed in Exhibit A. The compensation is inclusive of any and all taxes, and the Consultant shall bear full responsibility for all taxes of any kind or nature relating, directly or indirectly, to the compensation and otherwise to the Services hereunder. Other than the consideration as set forth in Exhibit B, which consideration constitutes full consideration for the Services rendered hereunder, Consultant will not be entitled to any other consideration for the Services.

10. Term – This agreement shall be in force for six (6) months from the date of its signature (“Term”), unless terminated earlier by either party, with 7 days written notice.

11. Responsibility upon Termination - Any equipment provided by the Company to the Consultant in connection with or furtherance of Consultant’s services under this Agreement, including, but not limited to, computers, laptops, and personal management tools, shall, immediately upon the termination of this Agreement, be returned to the Company.

12. Survival - The provisions of Articles 3, 6, 7, 13, 14, 15 and 17 of this Agreement shall survive the termination of this Agreement and remain in full force and effect thereafter.

13. Property of the Company - Consultant agrees that all products of the services and any derivative (the “Work Products”) including all works created as consequence or during the services rendered under this agreement including drafts and derivative works, drawings, models, designs, formulas, methods, documents and tangible items prepared for the Company by Consultant or with the aid of Consultant, and all intellectual property, including but not limited to know how, patentable knowledge, patents, copyrights (including plans and manuals) and specific materials are and shall remain the exclusive property of the Company and shall be deemed to be works made for hire. Promptly upon the expiration or termination of this Agreement, or upon the request of the Company, Consultant shall return to the Company all documents and tangible items, including samples, provided to Consultant or created by Consultant for use in connection with services to be rendered hereunder, including without limitation all Confidential Information, together with all copies and abstracts thereof.

To the extent that any of the Work Products or associated may not, by operation of law, be works made for hire, Consultant hereby assigns to the Company the ownership in the Work Products and all relevant related and connected intellectual property Consultant agrees to give the Company or its designees all assistance reasonably required to perfect such rights.

14. Disclosure and Assignment of Work Products, and intellectual property - Without further compensation, Consultant hereby agrees promptly to disclose to the Company, and Consultant hereby assigns and agrees to assign to the Company or its designee, its entire right, title, and interest in and to any Work Products, copyrightable materials, patentable material, trade secrets or inventions that Consultant may work on or develop as part of its business relationship with the Company, whether or not during service hours and whether or not any such Work Products, or intellectual property is deemed in any way to fall within the definition of “work made for hire” under Copyright law. Consultant agrees to cooperate fully with the Company and to do all acts deemed necessary or desirable by the Company (both during and after the Term of this Agreement), at the Company’s cost and expense, in order to more fully vest in the Company or to establish as a matter of record all ownership rights and copyright or other intellectual property protections in those items hereby transferred by Consultant to the Company.

15. Non-Solicitation - Consultant covenants and agrees that during the term of this Agreement and for a period of 12 months thereafter, Consultant will not, directly or indirectly, through an existing corporation, unincorporated business, affiliated party, successor employer, or otherwise, solicit, hire for employment or work with, on a part- time, consulting, advising or any other basis, other than on behalf of the Company any employee or independent contractor employed by the Company while Consultant is performing services for the Company.

16. Construction of Terms - If any provision of this Agreement is held unenforceable by a court of competent jurisdiction, that provision shall be severed and shall not affect the validity or enforceability of the remaining provisions.

17. Governing Law –This Agreement shall be governed by and construed under the laws of the State of Israel, inclusive of its conflicts-of-laws rules. In the event of any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, each Party shall by written notice to the other have the right to have such dispute referred to the senior management of the Parties for attempted resolution by good faith negotiations within fifteen (15) days after such notice is received. Any settlement reached by the parties under this Section shall not be binding until reduced to writing and signed by the above-specified management of the Parties. When reduced to writing, such agreement shall supersede all other agreements, written or oral, to the extent such agreements specifically pertain to the matters so settled. In the event of the failure to reach a resolution, any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be finally and solely settled by binding arbitration in accordance with the Israeli Arbitration Law, 1968, in effect on the date of this Agreement by a single arbitrator who shall be experienced in the pharmaceutical industry with the resolution of such disputes and who shall be appointed in accordance with such rules. The place of arbitration shall be Israel; parties shall share equally filing fees, arbitrator fees or other costs of such proceedings, except that such party shall bear its own attorney’s fees, and other out-of-pocket arbitration expenses, unless the arbitrator decides otherwise.

18. Complete Agreement - This Agreement constitutes the complete agreement and sets forth the entire understanding and agreement of the parties as to the subject matter of this Agreement and supersedes all prior discussions and understandings in respect to the subject of this Agreement, whether written or oral.

19. Modification - No modification, termination or attempted waiver of this Agreement, or any provision thereof, shall be valid unless in writing signed by the party against whom the same is sought to be enforced.

20. Waiver of Breach - The waiver by a party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the party in breach.

21. Successors and Assigns - This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that the Agreement shall be assignable by the Company without Consultant’s consent in the event the Company is acquired by or merged into another corporation or business entity. The benefits and obligations of this Agreement shall be binding upon and inure to the parties hereto, their successors and assigns.

22. No Conflict - Consultant warrants that Consultant has not previously assumed any obligations inconsistent with those undertaken by Consultant under this Agreement.

IN WITNESS WHEREOF, this Agreement is executed as of the date set forth above.

Pharma Two B Ltd.		Lankry Consulting Services

By: Dan Teleman,	Irit Zalayet	By: Shai Lankry

CEO,	Title: CFO	Title: Consultant

/s/ Dan Teleman	/s/ Irit Zalayet	/s/ Shai Lankry

June 16, 2024

Pharma Two B Ltd.

[*****]

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